Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No.1 of Form F-1 of Bogd FT Limited and its subsidiaries as to our report dated July 2, 2026 with respect to the statements of financial position of BOGD Bank JSC as at December 31, 2024 and 2025, the related statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

November 6, 2026